Exhibit 5.1

Via EDGAR
Jodie M. Bourdet
+1 415 693 2054
jbourdet@cooley.com
August 9, 2017
Tableau Software, Inc.
1621 North 34th Street
Seattle, WA 98103
Ladies and Gentlemen:
We have acted as counsel to Tableau Software, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 4,603,105 shares of the Company’s Class A Common Stock, par value $0.0001 per share, including (a) 3,835,921 shares of Class A Common Stock (the “2013 EIP Shares”) pursuant to the Company’s 2013 Equity Incentive Plan, as amended (the “2013 EIP”) and (b) 767,184 shares of Class A Common Stock (the “2013 ESPP Shares”) pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “2013 ESPP” and together with the 2013 EIP, the “Plans”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the 2013 EIP Shares and the 2013 ESPP Shares, when sold and issued in accordance with the 2013 EIP and the 2013 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800
t: (415) 693-2000 f: (415) 693-2222 cooley.com